Exhibit 99.1

News	KeyCorp 127 Public Square Cleveland, OH 44114

CONTACTS:	ANALYSTS Vernon L. Patterson 216.689.0520 Vernon_Patterson@KeyBank.com	MEDIA William C. Murschel 216.828.7416 William_C_Murschel@KeyBank.com
Christopher F. Sikora 216.689.3133 Chris_F_Sikora@KeyBank.com

INVESTOR RELATIONS: www.key.com/ir	KEY MEDIA NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS THIRD QUARTER 2009 RESULTS
♦	Net loss from continuing operations of $.50 per common share
♦	Loan loss reserve increased to $2.5 billion, or 4.00% of total loans
♦	Capital and liquidity positions remain strong; Tier 1 common equity ratio of 7.63%
♦	Sharpened focus on relationship businesses
♦	$8.5 billion in new or renewed loans and commitments originated
     CLEVELAND, October 21, 2009 — KeyCorp (NYSE: KEY) today announced a third quarter net loss from continuing operations attributable to Key common shareholders of $422 million, or $.50 per common share. These results compare to a net loss from continuing operations attributable to Key common shareholders of $9 million, or $.02 per common share, for the third quarter of 2008.
     The loss for the current quarter is largely the result of an increase in the provision for loan losses, write-downs of certain real estate related investments, higher costs associated with other real estate owned (“OREO”), and the write-off of certain intangible assets. During the third quarter, Key continued to increase its loan loss reserves by taking a $733 million provision for loan losses, which exceeded net charge-offs by $146 million. As of the end of the quarter, Key’s allowance for loan losses was $2.5 billion, or 4.00% of total loans, up from $1.4 billion, or 1.90%, one year ago.
     “While our results continue to be impacted by the difficult operating environment, we believe the aggressive actions we’ve taken to address credit quality, strengthen capital and liquidity, and reshape our business mix position us to meet the challenges posed by the current environment and to emerge as a more competitive company when the economy rebounds,” said Chief Executive Officer Henry L. Meyer III. “Further, we are encouraged by the continuation of deposit growth and the improvement in our net interest margin.”
     During the third quarter, Key exchanged common shares for retail capital securities, raising $505 million of additional Tier 1 common equity. This completed a series of successful capital raises and exchanges that generated approximately $2.4 billion of new Tier 1 common equity to bolster the company’s overall capital. At September 30, 2009, Key’s estimated Tier 1 risk-based capital and Tier 1 common equity ratios were 12.61% and 7.63%, respectively.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     Key’s average deposits grew by $3.6 billion, or 6%, compared to the year-ago quarter, and the company originated approximately $8.5 billion in new or renewed loans and commitments to consumers and businesses during the quarter, and $24.5 billion during the first nine months of the year. As part of a multi-year investment in its 14-state branch network, the company has opened 32 new branches (including relocations) in 8 markets in 2009, and expects to open an additional 6 branches by the end of the year. Also, Key will have completed renovations on approximately 160 branches over the past two years by the end of 2009.
     Meyer added: “We are continuing to strengthen our business mix and to concentrate on the areas in which we believe we can be the most competitive. Earlier this month, we announced our decision to exit the government-guaranteed education lending business, following earlier actions taken to cease private student lending. Additionally, within the equipment leasing business, we have decided to cease conducting business in both the commercial vehicle and office leasing markets. These actions exemplify our disciplined focus on our core relationship businesses.”
     As a result of the decision to exit the government-guaranteed education lending business, Key has applied discontinued operations accounting to the education lending business for all periods presented in this release. In addition, during the third quarter of 2009, the company recorded a $45 million charge to write-off intangible assets, other than goodwill, associated with the decision to cease lending in certain equipment leasing markets.
     The following table shows Key’s continuing and discontinued operating results for comparative quarters and for the nine-month periods ended September 30, 2009 and 2008.
Results of Operations

	Three months ended			Nine months ended
in millions, except per share amounts	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Summary of operations
Income (loss) from continuing operations attributable to Key	$(381)	$(230)	$3	$(1,070)	$(801)
Income (loss) from discontinued operations, net of taxes (a)	(16)	4	(39)	(41)	(143)

Net loss attributable to Key	$(397)	$(226)	$(36)	$(1,111)	$(944)

Income (loss) from continuing operations attributable to Key	$(381)	$(230)	$3	$(1,070)	$(801)
Less: Dividends on Series A Preferred Stock	7	15	12	34	12
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	—	114	—	114	—
Cash dividends on Series B Preferred Stock	31	31	—	94	—
Amortization of discount on Series B Preferred Stock	3	4	—	11	—

Loss from continuing operations attributable to Key common shareholders	(422)	(394)	(9)	(1,323)	(813)
Income (loss) from discontinued operations, net of taxes (a)	(16)	4	(39)	(41)	(143)

Net loss attributable to Key common shareholders	$(438)	$(390)	$(48)	$(1,364)	$(956)

Per common share — assuming dilution
Loss from continuing operations attributable to Key common shareholders	$(.50)	$(.68)	$(.02)	$(2.07)	$(1.87)
Income (loss) from discontinued operations, net of taxes (a)	(.02)	.01	(.08)	(.06)	(.33)

Net loss attributable to Key common shareholders (b)	$(.52)	$(.68)	$(.10)	$(2.14)	$(2.19)

(a)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations. Included in the loss from discontinued operations for the nine-month period ended September 30, 2009, is a $23 million after tax, or $.05 per common share, charge for intangible assets impairment related to Austin Capital Management recorded during the first quarter.

(b)	Earnings per share may not foot due to rounding.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.
Significant Items Affecting the Comparability of Earnings

	Third Quarter 2009			Second Quarter 2009				Third Quarter 2008
	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact		Pre-tax		After-tax		Impact
in millions, except per share amounts	Amount	Amount	on EPS	Amount	Amount	on EPS		Amount		Amount		on EPS

Provision for loan losses in excess of net charge-offs	$(146)	$(91)	$(.11)	$(321)	$(201)	$(.35)		$(103)		$(64)		$(.13)
Realized and unrealized losses on loan and securities portfolios held for sale or trading	(58)	(37)	(.04)	(23)	(15)	(.03)		(88	)(b)	(56	)(b)	(.11)
Noncash charge for intangible assets impairment	(45)	(28)	(.03)	—	—	—		—		—		—
Provision for losses on lending-related commitments	(29)	(18)	(.02)	(11)	(7)	(.01)		(8)		(5)		(.01)
Gain (loss) related to exchange of common shares for capital securities	(17)	(11)	(.01)	95	59	.10		—		—		—
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	—	—	—	—	—	(.20	)(a)	—		—		—
FDIC special assessment	—	—	—	(44)	(27)	(.05)		—		—		—
Net gains from repositioning of securities portfolio	—	—	—	125	78	.13		—		—		—
Gain from sale of Key’s claim associated with the Lehman Brothers’ bankruptcy	—	—	—	32	20	.03		—		—		—
Charges related to leveraged lease tax litigation	—	—	—	—	—	—		—		(30)		(.06)
Reversal of Honsador litigation reserve	—	—	—	—	—	—		23		14		.03

(a)	The deemed dividend related to the exchange of Key common shares for Series A Preferred Stock is subtracted from earnings to derive the numerator used in the calculation of per share results; it is not recorded as a reduction to equity.

(b)	Includes $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio.
EPS = Earnings per common share
SUMMARY OF CONTINUING OPERATIONS
     Taxable-equivalent net interest income was $599 million for the third quarter of 2009, and the net interest margin was 2.80%. These results compare to taxable-equivalent net interest income of $684 million and a net interest margin of 3.17% for the third quarter of 2008. During the past twelve months, the net interest margin has remained under pressure as the decrease in the federal funds target rate has resulted in a larger decrease in the interest rates on earning assets than that experienced for interest-bearing liabilities. Competition for deposits and a shift in deposit mix to higher costing, longer-term certificates of deposit have also contributed to the lower net interest margin. During the same period, earning asset yields have been compressed as a result of the higher levels of nonperforming loans. Additionally, during the third quarter of 2009, Key terminated certain leveraged lease financing arrangements, which reduced net interest income by $14 million and lowered the net interest margin by approximately 7 basis points.
     Compared to the second quarter of 2009, taxable-equivalent net interest income increased by $24 million, and the net interest margin rose by 10 basis points. The improvement reflects the impact of repricing maturing certificates of deposit at lower market rates, new or renewed loans with more favorable interest rate spreads, and increasing the securities available-for-sale portfolio using excess cash flows from loan repayments and deposit flows. The net interest margin for the second quarter was also affected by the termination of certain leveraged lease financing arrangements, which reduced net interest income by $16 million and lowered the net interest margin by approximately 7 basis points.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     Key’s noninterest income was $382 million for the third quarter of 2009, compared to $390 million for the year-ago quarter. Both the third quarter of 2009 and 2008 were impacted by market related conditions. In the third quarter of 2009, the company recorded a $26 million loss resulting from changes in the fair values of certain investments made by the Funds Management unit within the Real Estate Capital and Corporate Banking Services line of business, a $20 million loss resulting from changes in the fair values of certain commercial mortgage-backed securities held in the trading portfolio, and a $12 million charge resulting from an increase in the reserve for losses related to customer derivatives. In addition, the company incurred a $17 million loss associated with the exchange of common shares for capital securities in the third quarter of 2009. Noninterest income for the third quarter of 2008 includes $54 million of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers and $31 million of realized and unrealized losses from the residential properties segment of the construction loan portfolio.
     The major components of Key’s fee-based income for the past five quarters are shown in the following table.
Fee-based Income — Major Components

in millions	3Q09	2Q09	1Q09	4Q08	3Q08

Trust and investment services income	$113	$119	$110	$131	$125
Service charges on deposit accounts	83	83	82	90	94
Operating lease income	55	59	61	64	69
Letter of credit and loan fees	46	44	38	42	53
Corporate-owned life insurance income	26	25	27	33	28
Electronic banking fees	27	27	24	25	27
Insurance income	18	16	18	15	15
Investment banking and capital markets income (loss)	(26)	14	17	5	(26)
Net losses from principal investing	(6)	(6)	(72)	(37)	(14)

     Compared to the second quarter of 2009, noninterest income decreased by $324 million. The decrease was due largely to three transactions recorded during the second quarter. These transactions included $125 million of net gains recorded in connection with the repositioning of the securities portfolio; a $95 million gain related to the exchange of common shares for capital securities, compared to the $17 million loss recorded in the current quarter; and a $32 million gain from the sale of Key’s claim associated with the Lehman Brothers’ bankruptcy. During the third quarter, Key also experienced a $40 million decrease in results from investment banking and capital markets activities, due primarily to the items discussed above, and a $14 million decrease in net gains on sales of leased equipment.
     Key’s noninterest expense was $901 million for the third quarter of 2009, compared to $740 million for the same period last year. Personnel expense rose by $6 million, due largely to higher costs associated with employee benefits, primarily pension expense. This increase was offset in part by a reduction in salaries expense caused by a 9% decline in the number of average full-time equivalent employees. Nonpersonnel expense increased by $155 million, reflecting increases of $46 million resulting from the write-down or sale of OREO, $37 million in the FDIC deposit insurance assessment and $21 million in the provision for losses on lending-related commitments. Also contributing to the increase in noninterest expense was the $45 million write-off of intangible assets, other than goodwill, recorded during the third quarter of 2009 as a result of Key’s decision to cease lending in certain equipment leasing markets.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     Compared to the second quarter of 2009, noninterest expense increased by $46 million as a result of the $45 million write-off of intangible assets associated with Key’s equipment leasing business during the third quarter of 2009. Other changes in expense components between the third and second quarters of 2009 offset each other, with the FDIC deposit insurance assessment decreasing by $30 million and OREO expense increasing by $36 million.
ASSET QUALITY
     Key’s provision for loan losses was $733 million for the third quarter of 2009, compared to $336 million for the year-ago quarter and $823 million for the second quarter of 2009. Credit migration, particularly in the commercial real estate portfolio, continues to result in higher levels of net charge-offs and nonperforming loans, and increased reserves. Key’s provision for loan losses for the third quarter of 2009 exceeded net loan charge-offs by $146 million. As a result, Key’s allowance for loan losses rose to $2.5 billion, or 4.00% of total loans, at September 30, 2009, up from $2.3 billion, or 3.48%, at June 30, 2009.
     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics from Continuing Operations

dollars in millions	3Q09	2Q09	1Q09	4Q08	3Q08

Net loan charge-offs	$587	$502	$460	$309	$233
Net loan charge-offs to average loans	3.59%	2.93%	2.60%	1.67%	1.28%
Allowance for loan losses	$2,485	$2,339	$2,016	$1,629	$1,390
Allowance for credit losses (a)	2,579	2,404	2,070	1,683	1,449
Allowance for loan losses to period-end loans	4.00%	3.48%	2.88%	2.24%	1.90%
Allowance for credit losses to period-end loans	4.15	3.58	2.96	2.31	1.99
Allowance for loan losses to nonperforming loans	108.52	107.05	116.20	133.42	144.19
Allowance for credit losses to nonperforming loans	112.62	110.02	119.31	137.84	150.31
Nonperforming loans at period end	$2,290	$2,185	$1,735	$1,221	$964
Nonperforming assets at period end	2,799	2,548	1,994	1,460	1,236
Nonperforming loans to period-end portfolio loans	3.68%	3.25%	2.48%	1.68%	1.32%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	4.46	3.77	2.84	2.00	1.69

(a)	Includes the allowance for loan losses plus the liability for credit losses on lending-related commitments.
     Net loan charge-offs for the quarter totaled $587 million, or 3.59% of average loans. These results compare to $233 million, or 1.28%, for the same period last year and $502 million, or 2.93%, for the previous quarter. Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Net Loan Charge-offs from Continuing Operations

dollars in millions	3Q09	2Q09	1Q09	4Q08	3Q08

Commercial, financial and agricultural	$168	$168	$232	$119	$62
Real estate — commercial mortgage	81	87	21	43	20
Real estate — construction	216	133	104	49	79
Commercial lease financing	27	22	18	21	19

Total commercial loans	492	410	375	232	180
Home equity — Community Banking	25	24	17	14	9
Home equity — National Banking	20	18	15	17	12
Marine	25	29	32	25	16
Other	25	21	21	21	16

Total consumer loans	95	92	85	77	53

Total net loan charge-offs	$587	$502	$460	$309	$233

Net loan charge-offs to average loans from continuing operations	3.59%	2.93%	2.60%	1.67%	1.28%
Net loan charge-offs from discontinued operations — education lending business	$38	$37	$32	$33	$40

     Compared to the second quarter of 2009, net loan charge-offs in the commercial loan portfolio increased by $82 million, as elevated net charge-offs continue on commercial real estate loans. The Real Estate Capital and Corporate Banking Services line of business within the National Banking group accounted for most of the growth in net charge-offs in the commercial real estate portfolio. The level of net charge-offs in the consumer portfolio rose by $3 million. As shown in the table on page 7, Key’s exit loan portfolio accounted for $137 million, or 23%, of Key’s total net loan charge-offs for the third quarter of 2009. Net charge-offs in the exit portfolio decreased by $11 million from the second quarter of 2009.
     At September 30, 2009, Key’s nonperforming loans totaled $2.3 billion and represented 3.68% of period-end portfolio loans, compared to 3.25% at June 30, 2009, and 1.32% at September 30, 2008. Nonperforming assets at September 30, 2009, totaled $2.8 billion and represented 4.46% of portfolio loans, OREO and other nonperforming assets, compared to 3.77% at June 30, 2009, and 1.69% at September 30, 2008. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets from Continuing Operations

dollars in millions	3Q09	2Q09	1Q09	4Q08	3Q08

Commercial, financial and agricultural	$679	$700	$595	$415	$309
Real estate — commercial mortgage	566	454	310	128	119
Real estate — construction	702	716	546	436	334
Commercial lease financing	131	122	109	81	55
Total consumer loans	212	193	175	161	147

Total nonperforming loans	2,290	2,185	1,735	1,221	964
Nonperforming loans held for sale	304	145	72	90	169
OREO and other nonperforming assets	205	218	187	149	103

Total nonperforming assets	$2,799	$2,548	$1,994	$1,460	$1,236

Nonperforming loans to period-end portfolio loans	3.68%	3.25%	2.48%	1.68%	1.32%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	4.46	3.77	2.84	2.00	1.69

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     As shown in the preceding table, nonperforming assets rose during the third quarter of 2009, but at a much slower pace than that experienced in recent quarters. Most of the increase in nonperforming loans was attributable to the commercial real estate portfolio and was caused in part by the continuation of deteriorating market conditions in the income properties segment. The increase in nonperforming loans held for sale reflects the actions Key is taking to aggressively reduce its exposure in the commercial real estate and institutional portfolios through the sale of selected assets. In conjunction with these efforts, Key transferred $193 million of loans ($248 million, net of $55 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status during the third quarter of 2009, and has contracted to sell most of these loans by the end of October. As shown in the following table, Key’s exit loan portfolio accounted for $695 million, or 25%, of Key’s total nonperforming assets at September 30, 2009, compared to $747 million, or 29%, at June 30, 2009.
     The composition of Key’s exit loan portfolio at September 30, 2009, and June 30, 2009, the net charge-offs recorded on this portfolio for the third and second quarters of 2009, and the nonperforming status of these loans at September 30, 2009, and June 30, 2009, are shown in the following table.
Exit Loan Portfolio from Continuing Operations

						Balance on
	Balance		Change	Net Loan		Nonperforming
	Outstanding		9-30-09 vs.	Charge-offs		Status
in millions	9-30-09	6-30-09	6-30-09	3Q09	2Q09	9-30-09	6-30-09

Residential properties — homebuilder	$518	$614	$(96)	$33	$62	$260	$298
Residential properties — held for sale	62	65	(3)	—	—	62	65

Total residential properties	580	679	(99)	33	62	322	363
Marine and RV floor plan	511	696	(185)	25	8	142	154
Commercial lease financing (a)	3,304	3,824	(520)	30	29	194	190

Total commercial loans	4,395	5,199	(804)	88	99	658	707
Home equity — National Banking	880	934	(54)	20	18	21	20
Marine	2,943	3,095	(152)	25	29	15	19
RV and other consumer	231	245	(14)	4	2	1	1

Total consumer loans	4,054	4,274	(220)	49	49	37	40

Total exit loans in loan portfolio	$8,499	$9,473	$(1,024)	$137	$148	$695	$747

Discontinued operations — education lending business	$3,912	$3,784	$128	$38	$37	$11	$3

(a)	Includes the business aviation, commercial vehicle, office products, construction and industrial, and Canadian lease financing portfolios; and all remaining balances related to lease in, lease out; sale in, sale out; service contract leases and qualified technological equipment leases.
     Key’s allowance for loan losses was $2.5 billion, or 4.00% of loans outstanding, at September 30, 2009, compared to $2.3 billion, or 3.48%, at June 30, 2009, and $1.4 billion, or 1.90%, at September 30, 2008. The company has continued to increase its allowance for loan losses as the current credit cycle progresses, and at September 30, 2009, had a coverage ratio of 109% of nonperforming loans.
CAPITAL
     Key’s risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at September 30, 2009.
Capital Ratios

	9-30-09	6-30-09	3-31-09	12-31-08	9-30-08

Tier 1 common equity (a)	7.63%	7.36%	5.62%	5.62%	5.58%
Tier 1 risk-based capital (a)	12.61	12.57	11.22	10.92	8.55
Total risk-based capital (a)	16.75	16.67	15.18	14.82	12.40
Tangible Key shareholders’ equity to tangible assets	10.41	10.16	9.23	8.92	6.95
Tangible common equity to tangible assets	7.58	7.35	6.06	5.95	6.29

(a)	9-30-09 ratio is estimated.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     In an effort to further enhance its Tier 1 common equity, on July 8, 2009, Key commenced an SEC-registered offer to exchange Key common shares for certain capital (i.e., retail trust preferred) securities. This exchange offer, which expired on August 4, 2009, generated approximately $505 million of additional Tier 1 common equity. This completes a series of successful capital raises and exchanges that generated approximately $2.4 billion of new Tier I common equity to bolster the company’s overall capital and to respond to the SCAP initiated by the U.S. Treasury Department and the federal banking regulators. As shown in the preceding table, at September 30, 2009, Key had a Tier 1 risk-based capital ratio of 12.61%, a Tier 1 common equity ratio of 7.63% and a tangible common equity ratio of 7.58%.
     Transactions that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	3Q09	2Q09	1Q09	4Q08	3Q08

Shares outstanding at beginning of period	797,246	498,573	495,002	494,765	485,662
Common shares exchanged for capital securities	81,278	46,338	—	—	—
Common shares exchanged for Series A Preferred Stock	—	46,602	—	—	—
Common shares issued	—	205,439	—	—	7,066
Shares reissued under employee benefit plans	35	294	3,571	237	2,037

Shares outstanding at end of period	878,559	797,246	498,573	495,002	494,765

     During the third quarter of 2009, Key made a $31 million cash dividend payment to the U.S. Treasury Department. This is the third of such quarterly payments that Key has made after having raised $2.5 billion of additional capital during the fourth quarter of 2008 as a participant in the U.S. Treasury’s Capital Purchase Program.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release.
Major Business Groups

				Percent change 3Q09 vs.
dollars in millions	3Q09	2Q09	3Q08	2Q09	3Q08

Revenue from continuing operations (TE)
Community Banking	$618	$593	$651	4.2%	(5.1)%
National Banking (a)	461	514	460	(10.3)	.2
Other Segments (b)	(56)	183	(9)	N/M	(522.2)

Total Segments	1,023	1,290	1,102	(20.7)	(7.2)
Reconciling Items (c)	(42)	(9)	(28)	(366.7)	(50.0)

Total	$981	$1,281	$1,074	(23.4)%	(8.7)%

Income (loss) from continuing operations attributable to Key
Community Banking	$(7)	$(54)	$98	87.0%	N/M
National Banking (a)	(352)	(290)	(90)	(21.4)	(291.1)%
Other Segments (b)	(28)	112	8	N/M	N/M

Total Segments	(387)	(232)	16	(66.8)	N/M
Reconciling Items (c)	6	2	(13)	200.0	N/M

Total	$(381)	$(230)	$3	(65.7)%	N/M

(a)	National Banking’s results for the third quarter of 2009 include a $45 million ($28 million after tax) write-off of intangible assets, other than goodwill, resulting from Key’s decision to cease lending in certain equipment leasing markets. For the third quarter of 2008, National Banking’s results include $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio.

(b)	Other Segments’ results for the third quarter of 2009 include a $17 million ($11 million after tax) loss related to the exchange of Key common shares for capital securities. For the second quarter of 2009, Other Segments’ results include net gains of $125 million ($78 million after tax) recorded in connection with the repositioning of the securities portfolio and a $95 million ($59 million after tax) gain related to the exchange of Key common shares for capital securities. During the third quarter of 2008, Other Segments’ results include a $23 million ($14 million after tax) credit, representing the reversal of the remaining reserve associated with the previously disclosed Honsador litigation, which was settled in September 2008.

(c)	Reconciling Items for the second quarter of 2009 include a $32 million ($20 million after tax) gain from the sale of Key’s claim associated with the Lehman Brothers’ bankruptcy. For the third quarter of 2008, Reconciling Items includes a charge of $30 million to income taxes for the interest cost associated with the previously disclosed leveraged lease tax litigation.
TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Community Banking

				Percent change 3Q09 vs.
dollars in millions	3Q09	2Q09	3Q08	2Q09	3Q08

Summary of operations
Net interest income (TE)	$419	$398	$438	5.3%	(4.3)%
Noninterest income	199	195	213	2.1	(6.6)

Total revenue (TE)	618	593	651	4.2	(5.1)
Provision for loan losses	143	187	56	(23.5)	155.4
Noninterest expense	486	492	438	(1.2)	11.0%

Income (loss) before income taxes (TE)	(11)	(86)	157	87.2	N/M
Allocated income taxes and TE adjustments	(4)	(32)	59	87.5	N/M

Net income (loss) attributable to Key	$(7)	$(54)	$98	87.0%	N/M

Average balances
Loans and leases	$27,410	$28,237	$28,874	(2.9)%	(5.1)%
Total assets	30,304	31,168	31,896	(2.8)	(5.0)
Deposits	52,954	52,689	50,378	.5	5.1

Assets under management at period end	$17,090	$15,815	$18,278	8.1%	(6.5)%

TE = Taxable Equivalent, N/M = Not Meaningful
Additional Community Banking Data

				Percent change 3Q09 vs.
dollars in millions	3Q09	2Q09	3Q08	2Q09	3Q08

Average deposits outstanding
NOW and money market deposit accounts	$17,375	$17,361	$19,507	.1%	(10.9)%
Savings deposits	1,776	1,785	1,752	(.5)	1.4
Certificates of deposit ($100,000 or more)	8,884	8,974	6,875	(1.0)	29.2
Other time deposits	14,705	14,898	13,103	(1.3)	12.2
Deposits in foreign office	477	548	1,193	(13.0)	(60.0)
Noninterest-bearing deposits	9,737	9,123	7,948	6.7	22.5

Total deposits	$52,954	$52,689	$50,378	.5%	5.1%

Home equity loans
Average balance	$10,188	$10,287	$9,887
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	53	54

Other data
Branches	1,003	993	986
Automated teller machines	1,492	1,485	1,479

Community Banking Summary of Operations
     Community Banking recorded a net loss attributable to Key of $7 million for the third quarter of 2009, compared to net income attributable to Key of $98 million for the year-ago quarter. Increases in the provision for loan losses and noninterest expense, coupled with decreases in net interest income and noninterest income, caused the decline.
     Taxable-equivalent net interest income declined by $19 million, or 4%, from the third quarter of 2008, due primarily to a decrease in average earning assets. Average deposits increased by $2.6 billion, or 5%, reflecting strong growth in noninterest-bearing deposits. The composition and value of deposits have been impacted by the declining interest rate environment and a shift from money market deposit accounts into higher-costing, longer-term certificates of deposit, reflecting consumer preferences.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

     Noninterest income decreased by $14 million, or 7%, from the year-ago quarter, due largely to a decline in service charges on deposit accounts resulting from changing client behavior. Also contributing to lower noninterest income was a reduction in investment banking and capital markets income, due primarily to a decline in derivatives trading volume and an increase in the reserve for losses related to customer derivatives. These reductions were partially offset by higher mortgage loan sale gains.
     The provision for loan losses rose by $87 million compared to the third quarter of 2008, reflecting a $24 million increase in net loan charge-offs, primarily from the home equity and consumer installment loan portfolios. Community Banking’s provision for loan losses for the third quarter of 2009 exceeded its net loan charge-offs by $49 million, as the company continued to increase reserves in light of the challenging credit conditions brought on by a weak economy.
     Noninterest expense grew by $48 million, or 11%, from the year-ago quarter, due largely to a higher FDIC deposit insurance assessment, and increases in both internally allocated overhead and marketing expense. The adverse effect of these factors was offset in part by lower personnel expense, reflecting a reduction in salaries expense caused by a decrease in the number of average full-time equivalent employees, and lower incentive compensation accruals.
National Banking

				Percent change 3Q09 vs.
dollars in millions	3Q09	2Q09	3Q08	2Q09	3Q08

Summary of operations
Net interest income (TE)	$267	$258	$308	3.5%	(13.3)%
Noninterest income	194	256	152 (a)	(24.2)	27.6

Total revenue (TE)	461	514	460	(10.3)	.2
Provision for loan losses	593	636	279	(6.8)	112.5
Noninterest expense	434 (a)	344	322	26.2	34.8

Loss from continuing operations before income taxes (TE)	(566)	(466)	(141)	(21.5)	(301.4)
Allocated income taxes and TE adjustments	(213)	(175)	(51)	(21.7)	(317.6)

Loss from continuing operations	(353)	(291)	(90)	(21.3)	(292.2)
Income (loss) from discontinued operations, net of taxes	(16)	4	(39)	N/M	59.0

Net loss	(369)	(287)	(129)	(28.6)	(186.0)
Less: Net loss attributable to noncontrolling interests	(1)	(1)	—	—	N/M

Net loss attributable to Key	$(368)	$(286)	$(129)	(28.7)	(185.3)

Loss from continuing operations attributable to Key	$(352)	$(290)	$(90)	(21.4)%	(291.1)%

Average balances
Loans and leases	$37,229	$40,271	$43,419	(7.6)%	(14.3)%
Loans held for sale	469	466	1,495	.6	(68.6)
Total assets	42,479	46,640	52,037	(8.9)	(18.4)
Deposits	13,435	13,141	12,304	2.2	9.2

Assets under management at period end	$49,055	$47,567	$58,398	3.1%	(16.0)%

(a)	National Banking’s results for the third quarter of 2009 include a $45 million ($28 million after tax) write-off of intangible assets, other than goodwill, resulting from Key’s decision to cease lending in certain equipment leasing markets. For the third quarter of 2008, National Banking’s results include $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio.
TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

National Banking Summary of Continuing Operations
     National Banking recorded a loss from continuing operations attributable to Key of $352 million for the third quarter of 2009, compared to $90 million for the same period one year ago. A substantially higher provision for loan losses, lower net interest income and an increase in noninterest expense were offset in part by an increase in noninterest income.
     Taxable-equivalent net interest income decreased by $41 million, or 13%, from the third quarter of 2008, due primarily to a decrease in average earning assets and a higher level of nonperforming loans, offset in part by more favorable deposit spreads and an increase in average deposits. Average earning assets decreased by $7.9 billion, or 17%, from the year-ago quarter, reflecting reductions in the commercial and held-for-sale loan portfolios. Average deposits rose by $1.1 billion, or 9%, as growth in NOW accounts and noninterest-bearing deposits more than offset a decline in money market deposit accounts.
     Noninterest income rose by $42 million, or 28%, from the third quarter of 2008. Both the third quarter of 2009 and 2008 were impacted by market-related conditions. In the third quarter of 2009, National Banking recorded a $26 million loss resulting from changes in the fair values of certain investments made by the Funds Management unit within the Real Estate Capital and Corporate Banking Services line of business, a $20 million loss resulting from changes in the fair values of certain commercial mortgage-backed securities held in the trading portfolio, and an $8 million charge resulting from an increase in the reserve for losses related to customer derivatives. Noninterest income for the third quarter of 2008 includes $54 million of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and $31 million of realized and unrealized losses from the residential properties segment of the construction loan portfolio. The improvement in noninterest income compared to the third quarter of 2008 also reflects a $16 million increase in net gains on sales of leased equipment.
     The provision for loan losses rose by $314 million from the year-ago quarter. National Banking’s provision for loan losses for the third quarter of 2009 exceeded its net loan charge-offs by $100 million as the company continued to increase reserves in a weak economy.
     Noninterest expense grew by $112 million, or 35%, from the third quarter of 2008, reflecting higher expenses associated with the write-down or sale of OREO, and the $45 million write-off of intangible assets, other than goodwill, recorded during the current quarter as a result of Key’s decision to cease conducting business in certain equipment leasing markets. Also contributing to the growth in noninterest expense were increases in the provision for losses on lending-related commitments and a variety of other miscellaneous expense components. The adverse effect of these factors was offset in part by lower personnel expense, reflecting a reduction in salaries expense caused by a decrease in the number of average full-time equivalent employees, and a decline in severance costs.
     Earlier this month, management announced its decision to discontinue the education lending business and to focus on the growing demand from schools for integrated, simplified billing, payment and cash management solutions. The Consumer Finance line of business will continue to service existing loans in this portfolio and to originate education loans through December 4, 2009. In April 2009, Key made the strategic decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has applied discontinued operations accounting to these businesses.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Other Segments
     Other Segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated a net loss attributable to Key of $28 million for the third quarter of 2009, compared to net income attributable to Key of $8 million for the same period last year. These results reflect a $17 million loss related to the exchange of Key common shares for capital securities during the current quarter. Additionally, Key incurred $11 million of expense in the third quarter of 2009, compared to income of $8 million in the year-ago quarter as a result of the volatility associated with hedge accounting applied to debt instruments.
Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance provides government-guaranteed education loans to students and their parents, and processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, this line of business also finances inventory for automobile dealers. In October 2008, Key exited retail and floor-plan lending for marine and recreational vehicle products, and began to limit new education loans to those backed by government guarantee. In September 2009, management made the decision to discontinue the education lending business and to focus on the growing demand from schools for integrated, simplified billing, payment and cash management solutions. The Consumer Finance line of business continues to service existing loans in these portfolios and will continue to originate education loans through December 4, 2009. These actions are consistent with Key’s strategy of de-emphasizing nonrelationship or out-of-footprint businesses.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of $97.0 billion at September 30, 2009. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 1,003 branches and additional offices; a network of 1,492 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,® that provides account access and financial products 24 hours a day.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Wednesday, October 21, 2009. An audio replay of the call will be available through October 28.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.
Factors that may cause actual results to differ materially include, among other things: (1) adverse capital market conditions and the ability to raise equity and other funding required by the banking regulators or otherwise; (2) further downgrades in Key’s credit ratings; (3) unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets; (4) changes in interest rates; (5) changes in trade, monetary or fiscal policy; (6) changes in foreign exchange rates, equity markets and the financial soundness of other unrelated financial companies; (7) asset price deterioration, which has had (and may continue to have) a negative effect on the valuation of certain asset categories represented on Key’s balance sheet; (8) continuation of the recent deterioration in general economic conditions, or in the condition of the local economies or industries in which Key has significant operations or assets, which could, among other things, materially impact credit quality trends and Key’s ability to generate loans; (9) continued disruption in the housing markets and related conditions in the financial markets; (10) increased competitive pressure among financial services companies due to the consolidation of competing financial institutions and the conversion of certain investment banks to bank holding companies; (11) heightened legal standards and regulatory practices, requirements or expectations; (12) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (13) increased FDIC deposit insurance premiums and debt-guarantee fees; (14) difficulty in attracting and/or retaining executives and/or relationship managers; (15) consummation of significant business combinations or divestitures; (16) operational or risk management failures due to technological or other factors; (17) changes in accounting or tax practices or requirements; (18) new legal obligations or liabilities or unfavorable resolution of litigation; and (19) disruption in the economy and general business climate as a result of terrorist activities or military actions.
For additional information on KeyCorp and the factors that could cause actual results or financial condition to differ materially from those described in the forward-looking statements consult KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not assume any obligation to update these forward-looking statements.
###

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	9-30-09		6-30-09	9-30-08

Summary of operations
Net interest income (TE)	$599		$575	$684
Noninterest income	382		706	390

Total revenue (TE)	981		1,281	1,074
Provision for loan losses	733		823	336
Noninterest expense	901		855	740
Income (loss) from continuing operations attributable to Key	(381)		(230)	3
Income (loss) from discontinued operations, net of taxes (b)	(16)		4	(39)
Net loss attributable to Key	(397	)(a)	(226)	(36	)(a)

Loss from continuing operations attributable to Key common shareholders	$(422)		$(394)	$(9)
Income (loss) from discontinued operations, net of taxes (b)	(16)		4	(39)
Net loss attributable to Key common shareholders	(438	)(a)	(390)	(48	)(a)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(.50)		$(.68)	$(.02)
Income (loss) from discontinued operations, net of taxes (b)	(.02)		.01	(.08)
Net loss attributable to Key common shareholders	(.52)		(.68)	(.10)

Loss from continuing operations attributable to Key common shareholders — assuming dilution	(.50)		(.68)	(.02)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	(.02)		.01	(.08)
Net loss attributable to Key common shareholders — assuming dilution	(.52	)(a)	(.68)	(.10	)(a)

Cash dividends paid	.01		.01	.1875
Book value at period end	9.39		10.21	16.16
Tangible book value at period end	8.29		8.92	12.66
Market price at period end	6.50		5.24	11.94

Performance ratios
From continuing operations:
Return on average total assets	(1.62)%		(.96)%	.01%
Return on average common equity	(20.30)		(15.52)	(.44)
Net interest margin (TE)	2.80		2.70	3.17

From consolidated operations:
Return on average total assets	(1.62	)%(a)	(.90)%	(.14	)%(a)
Return on average common equity	(21.07	)(a)	(15.32)	(2.36	)(a)
Net interest margin (TE)	2.79		2.67	3.13

Capital ratios at period end
Key shareholders’ equity to assets	11.31%		11.10%	8.54%
Tangible Key shareholders’ equity to tangible assets	10.41		10.16	6.95
Tangible common equity to tangible assets	7.58		7.35	6.29
Tier 1 common equity (c)	7.63		7.36	5.58
Tier 1 risk-based capital (c)	12.61		12.57	8.55
Total risk-based capital (c)	16.75		16.67	12.40
Leverage (c)	12.05		12.26	9.28

Asset quality — from continuing operations
Net loan charge-offs	$587		$502	$233
Net loan charge-offs to average loans	3.59%		2.93%	1.28%
Allowance for loan losses	$2,485		$2,339	$1,390
Allowance for credit losses	2,579		2,404	1,449
Allowance for loan losses to period-end loans	4.00%		3.48%	1.90%
Allowance for credit losses to period-end loans	4.15		3.58	1.99
Allowance for loan losses to nonperforming loans	108.52		107.05	144.19
Allowance for credit losses to nonperforming loans	112.62		110.02	150.31
Nonperforming loans at period end	$2,290		$2,185	$964
Nonperforming assets at period end	2,799		2,548	1,236
Nonperforming loans to period-end portfolio loans	3.68%		3.25%	1.32%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	4.46		3.77	1.69

Trust and brokerage assets
Assets under management	$66,145		$63,382	$76,676
Nonmanaged and brokerage assets	25,883		23,261	27,187

Other data
Average full-time equivalent employees	16,436		16,937	18,098
Branches	1,003		993	986

Taxable-equivalent adjustment	$7		$6	$6

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Nine months ended
	9-30-09		9-30-08

Summary of operations
Net interest income (TE)	$1,769		$1,238	(a)
Noninterest income	1,566		1,464

Total revenue (TE)	3,335		2,702
Provision for loan losses	2,403		986
Noninterest expense	2,683		2,212
Loss from continuing operations attributable to Key	(1,070)		(801)
Loss from discontinued operations, net of taxes (b)	(41)		(143)
Net loss attributable to Key	(1,111	)(a)	(944	)(a)

Loss from continuing operations attributable to Key common shareholders	$(1,323)		$(813)
Income (loss) from discontinued operations, net of taxes (b)	(41)		(143)
Net loss attributable to Key common shareholders	(1,364	)(a)	(956	)(a)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(2.07)		$(1.87)
Loss from discontinued operations, net of taxes (b)	(.06)		(.33)
Net loss attributable to Key common shareholders	(2.14)		(2.19)

Loss from continuing operations attributable to Key common shareholders — assuming dilution	(2.07)		(1.87)
Loss from discontinued operations, net of taxes — assuming dilution (b)	(.06)		(.33)
Net loss attributable to Key common shareholders — assuming dilution	(2.14	)(a)	(2.19	)(a)

Cash dividends paid	.0825		.9375

Performance ratios
From continuing operations:
Return on average total assets	(1.49)%		(1.08)%
Return on average common equity	(21.31)		(13.03)
Net interest margin (TE)	2.77		1.92	(a)

From consolidated operations:
Return on average total assets	(1.48	)%(a)	(1.22	)%(a)
Return on average common equity	(22.03	)(a)	(15.32	)(a)
Net interest margin (TE)	2.74		1.95

Asset quality — from continuing operations
Net loan charge-offs	$1,549		$822
Net loan charge-offs to average loans	3.03%		1.51%

Other data
Average full-time equivalent employees	16,943		18,229

Taxable-equivalent adjustment	$19		$(461)

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents certain earnings data and performance ratios, excluding charges related to goodwill and other intangible assets impairment, and the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service. The table also shows the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations.

(c)	9-30-09 ratio is estimated.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
The table below presents certain earnings data and performance ratios, excluding charges related to intangible assets impairment, and the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service. Management believes that eliminating the effects of significant items that are generally nonrecurring facilitates the analysis of results by presenting them on a more comparable basis.
The table also shows the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The tangible common equity ratio has become a focus of some investors and management believes that this ratio may assist investors in analyzing Key’s capital position absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. As a result of the Supervisory Capital Assessment Program, these same regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Key’s capital adequacy using the tangible common equity and/or the Tier 1 common equity measure. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Tier 1 common equity, management believes it is useful to provide investors the ability to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Key has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that Key’s performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Net income (loss)
Net loss attributable to Key (GAAP)	$(397)	$(226)	$(36)	$(1,111)	$(944)
Charges related to intangible assets impairment, after tax	28	—	4	192	4
Charges related to leveraged lease tax litigation, after tax	—	—	30	—	1,079

Net income (loss) attributable to Key, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	$(369)	$(226)	$(2)	$(919)	$139

Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	—	$114	—	$114	—
Other preferred dividends and amortization of discount on preferred stock	$41	50	$12	139	$12

Net loss attributable to Key common shareholders (GAAP)	$(438)	$(390)	$(48)	$(1,364)	$(956)
Net income (loss) attributable to Key common shareholders, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(410)	(390)	(14)	(1,172)	127

Per common share
Net loss attributable to Key common shareholders — assuming dilution (GAAP)	$(.52)	$(.68)	$(.10)	$(2.14)	$(2.19)
Net income (loss) attributable to Key common shareholders, excluding charges related to intangible assets impairment and leveraged lease tax litigation — assuming dilution (non-GAAP)	(.49)	(.68)	(.03)	(1.84)	.28

Performance ratios from consolidated operations
Return on average total assets: (a)
Average total assets	$97,221	$100,858	$103,156	$100,607	$103,267
Return on average total assets (GAAP)	(1.62)%	(.90)%	(.14)%	(1.48)%	(1.22)%
Return on average total assets, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(1.51)	(.90)	(.01)	(1.22)	.18

Return on average common equity: (a)
Average common equity	$8,249	$7,227	$8,077	$7,587	$8,336
Return on average common equity (GAAP)	(21.07)%	(15.32)%	(2.36)%	(22.03)%	(15.32)%
Return on average common equity, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(19.72)	(15.32)	(.69)	(18.64)	2.04

Net interest income and margin from continuing operations
Net interest income:
Net interest income (GAAP)	$592	$569	$678	$1,750	$1,699
Charges related to leveraged lease tax litigation, pre-tax	—	—	—	—	362

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)	$592	$569	$678	$1,750	$2,061

Net interest income/margin (TE):
Net interest income (TE) (as reported)	$599	$575	$684	$1,769	$1,238
Charges related to leveraged lease tax litigation, pre-tax (TE)	—	—	—	—	872

Net interest income, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)	$599	$575	$684	$1,769	$2,110

Net interest margin (TE) (as reported)(a)	2.80%	2.70%	3.17%	2.77%	1.92%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE) (a)	—	—	—	—	1.30

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)(a)	2.80%	2.70%	3.17%	2.77%	3.22%

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

GAAP to Non-GAAP Reconciliations (continued)
(dollars in millions, except per share amounts)

	Three months ended
	9-30-09	6-30-09	9-30-08

Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$10,970	$10,851	$8,651
Less: Intangible assets	972	1,023	1,730
Preferred Stock, Series B	2,426	2,422	—
Preferred Stock, Series A	291	291	658

Tangible common equity (non-GAAP)	$7,281	$7,115	$6,263

Total assets (GAAP)	$96,989	$97,792	$101,290
Less: Intangible assets	972	1,023	1,730

Tangible assets (non-GAAP)	$96,017	$96,769	$99,560

Tangible common equity to tangible assets ratio (non-GAAP)	7.58%	7.35%	6.29%

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	$10,970	$10,851	$8,651
Qualifying capital securities	1,791	2,290	2,582
Less: Goodwill	917	917	1,595
Accumulated other comprehensive income (loss) (b)	11	(20)	107
Other assets (c)	408	172	212

Total Tier 1 capital (regulatory)	11,425	12,072	9,319
Less: Qualifying capital securities	1,791	2,290	2,582
Preferred Stock, Series B	2,426	2,422	—
Preferred Stock, Series A	291	291	658

Total Tier 1 common equity (non-GAAP)	$6,917	$7,069	$6,079

Net risk-weighted assets (regulatory) (c), (d)	$90,601	$96,006	$109,017

Tier 1 common equity ratio (non-GAAP) (d)	7.63%	7.36%	5.58%

(a)	Income statement amount has been annualized in calculation of percentage.

(b)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

(c)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed deferred tax assets, disallowed intangible assets (excluding goodwill), and deductible portions of nonfinancial equity investments.

(d)	9-30-09 amount or ratio is estimated.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Consolidated Balance Sheets
(dollars in millions)

	9-30-09	6-30-09	9-30-08

Assets
Loans	$62,193	$67,167	$72,994
Loans held for sale	703	761	1,252
Securities available for sale	15,413	11,988	8,196
Held-to-maturity securities	24	25	28
Trading account assets	1,406	771	1,449
Short-term investments	2,986	3,487	653
Other investments	1,448	1,450	1,556

Total earning assets	84,173	85,649	86,128
Allowance for loan losses	(2,485)	(2,339)	(1,390)
Cash and due from banks	744	723	1,937
Premises and equipment	863	858	801
Operating lease assets	775	842	1,030
Goodwill	917	917	1,595
Other intangible assets	55	106	135
Corporate-owned life insurance	3,041	3,016	2,940
Derivative assets	1,285	1,182	951
Accrued income and other assets	3,473	2,782	2,899
Discontinued assets — education lending business	4,148	4,056	4,264

Total assets	$96,989	$97,792	$101,290

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$24,635	$23,939	$25,789
Savings deposits	1,783	1,795	1,731
Certificates of deposit ($100,000 or more)	12,216	13,486	10,316
Other time deposits	14,211	15,055	13,929

Total interest-bearing deposits	52,845	54,275	51,765
Noninterest-bearing deposits	13,631	12,873	11,011
Deposits in foreign office — interest-bearing	783	632	1,791

Total deposits	67,259	67,780	64,567
Federal funds purchased and securities sold under repurchase agreements	1,664	1,530	1,799
Bank notes and other short-term borrowings	471	1,710	5,352
Derivative liabilities	1,185	528	581
Accrued expense and other liabilities	2,242	1,603	4,392
Long-term debt	12,865	13,462	15,597
Discontinued liabilities — education lending business	115	119	144

Total liabilities	85,801	86,732	92,432

Equity
Preferred stock, Series A	291	291	658
Preferred stock, Series B	2,426	2,422	—
Common shares	946	865	584
Common stock warrant	87	87	—
Capital surplus	3,726	3,292	2,552
Retained earnings	5,431	5,878	7,320
Treasury stock, at cost	(1,983)	(1,984)	(2,616)
Accumulated other comprehensive income	46	—	153

Key shareholders’ equity	10,970	10,851	8,651
Noncontrolling interests	218	209	207

Total equity	11,188	11,060	8,858

Total liabilities and equity	$96,989	$97,792	$101,290

Common shares outstanding (000)	878,559	797,246	494,765

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Interest income
Loans	$786	$819	$1,012	$2,445	$2,792
Loans held for sale	7	8	19	23	62
Securities available for sale	121	89	101	310	303
Held-to-maturity securities	1	—	1	2	2
Trading account assets	9	13	16	35	39
Short-term investments	3	3	6	9	23
Other investments	13	13	12	38	38

Total interest income	940	945	1,167	2,862	3,259

Interest expense
Deposits	277	296	347	873	1,122
Federal funds purchased and securities sold under repurchase agreements	2	1	10	4	53
Bank notes and other short-term borrowings	3	4	34	13	100
Long-term debt	66	75	98	222	285

Total interest expense	348	376	489	1,112	1,560

Net interest income	592	569	678	1,750	1,699
Provision for loan losses	733	823	336	2,403	986

Net interest income (expense) after provision for loan losses	(141)	(254)	342	(653)	713

Noninterest income
Trust and investment services income	113	119	125	342	378
Service charges on deposit accounts	83	83	94	248	275
Operating lease income	55	59	69	175	206
Letter of credit and loan fees	46	44	53	128	141
Corporate-owned life insurance income	26	25	28	78	84
Electronic banking fees	27	27	27	78	78
Insurance income	18	16	15	52	50
Investment banking and capital markets income (loss)	(26)	14	(26)	5	63
Net securities gains(a)	1	125	1	112	3
Net losses from principal investing	(6)	(6)	(14)	(84)	(17)
Net gains (losses) from loan securitizations and sales	—	(3)	(29)	4	(86)
Gain (loss) related to exchange of common shares for capital securities	(17)	95	—	78	—
Gain from sale/redemption of Visa Inc. shares	—	—	—	105	165
Other income	62	108	47	245	124

Total noninterest income	382	706	390	1,566	1,464

Noninterest expense
Personnel	380	375	374	1,114	1,176
Net occupancy	63	63	65	192	193
Operating lease expense	46	49	56	145	169
Computer processing	48	48	46	143	136
Professional fees	41	46	34	121	88
FDIC assessment	40	70	3	140	7
Equipment	24	25	23	71	70
Marketing	19	17	27	50	62
Intangible assets impairment	45	—	4	241	4
Other expense	195	162	108	466	307

Total noninterest expense	901	855	740	2,683	2,212

Loss from continuing operations before income taxes	(660)	(403)	(8)	(1,770)	(35)
Income taxes	(274)	(176)	(22)	(688)	755

Income (loss) from continuing operations	(386)	(227)	14	(1,082)	(790)
Income (loss) from discontinued operations, net of taxes	(16)	4	(39)	(41)	(143)

Net loss	(402)	(223)	(25)	(1,123)	(933)
Less: Net income (loss) attributable to noncontrolling interests	(5)	3	11	(12)	11

Net loss attributable to Key	$(397)	$(226)	$(36)	$(1,111)	$(944)

Loss from continuing operations attributable to Key common shareholders	$(422)	$(394)	$(9)	$(1,323)	$(813)
Net loss attributable to Key common shareholders	(438)	(390)	(48)	(1,364)	(956)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(.50)	$(.68)	$(.02)	$(2.07)	$(1.87)
Income (loss) from discontinued operations, net of taxes	(.02)	.01	(.08)	(.06)	(.33)
Net loss attributable to Key common shareholders	(.52)	(.68)	(.10)	(2.14)	(2.19)

Per common share — assuming dilution
Loss from continuing operations attributable to Key common shareholders	$(.50)	$(.68)	$(.02)	$(2.07)	$(1.87)
Income (loss) from discontinued operations, net of taxes	(.02)	.01	(.08)	(.06)	(.33)
Net loss attributable to Key common shareholders	(.52)	(.68)	(.10)	(2.14)	(2.19)

Cash dividends declared per common share	$.01	$.01	$.1875	$.0825	$.9375

Weighted-average common shares outstanding (000)	839,906	576,883	491,179	637,805	435,846
Weighted-average common shares and potential common shares outstanding (000)	839,906	576,883	491,179	637,805	435,846

(a)	For the three months ended September 30, 2009, impairment losses totaled $4 million, of which $2 million was recognized in equity as a component of accumulated other comprehensive income on the balance sheet. Impairment losses totaled $7 million for the three months ended June 30, 2009, of which $1 million was recognized in equity as a component of accumulated other comprehensive income.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
(dollars in millions)

	Third Quarter 2009			Second Quarter 2009				Third Quarter 2008
	Average			Average				Average
	Balance	Interest(a)	Yield/Rate(a)	Balance		Interest(a)	Yield/Rate(a)	Balance	Interest(a)	Yield/Rate(a)

Assets
Loans: (b),(c)
Commercial, financial and agricultural	$22,098	$255	4.59%	$24,468		$273	4.48%	$26,345	$356	5.38%
Real estate — commercial mortgage	11,529	141	4.84	11,892	(d)	144	4.83	10,718	158	5.87
Real estate — construction	5,834	72	4.86	6,264	(d)	76	4.89	7,806	109	5.53
Commercial lease financing	8,073	88	4.35	8,432		90	4.26	9,585	108	4.52

Total commercial loans	47,534	556	4.64	51,056		583	4.58	54,454	731	5.35
Real estate — residential mortgage	1,748	25	5.88	1,750		26	5.96	1,899	28	6.04
Home equity:
Community Banking	10,186	110	4.32	10,289		112	4.36	9,887	141	5.64
National Banking	918	18	7.51	974		18	7.47	1,138	22	7.65

Total home equity loans	11,104	128	4.58	11,263		130	4.63	11,025	163	5.85
Consumer other — Community Banking	1,189	32	10.48	1,207		31	10.41	1,264	33	10.37
Consumer other — National Banking:
Marine	3,017	48	6.26	3,178		49	6.23	3,586	57	6.33
Other	238	4	7.95	256		6	7.96	308	6	8.22

Total consumer other — National Banking	3,255	52	6.38	3,434		55	6.36	3,894	63	6.48

Total consumer loans	17,296	237	5.46	17,654		242	5.49	18,082	287	6.32

Total loans	64,830	793	4.86	68,710		825	4.81	72,536	1,018	5.59
Loans held for sale	665	7	4.26	635		8	4.92	1,566	19	4.75
Securities available for sale (b),(f)	12,154	121	4.00	8,360		89	4.37	8,073	101	5.06
Held-to-maturity securities (b)	25	1	9.64	25		—	9.75	27	1	13.81
Trading account assets	1,074	9	3.49	1,217		13	4.09	1,579	16	4.02
Short-term investments	5,243	3	.25	5,195		3	.26	794	6	3.44
Other investments (f)	1,459	13	3.26	1,463		13	3.19	1,563	12	2.87

Total earning assets	85,450	947	4.40	85,605		951	4.45	86,138	1,173	5.42
Allowance for loan losses	(2,462)			(2,211)				(1,357)
Accrued income and other assets	10,142			13,094				14,246
Discontinued assets — education lending business	4,091			4,370				4,129

Total assets	$97,221			$100,858				$103,156

Liabilities
NOW and money market deposit accounts	$24,444	29	.49	$24,058		32	.52	$26,657	108	1.61
Savings deposits	1,799	—	.07	1,806		1	.07	1,783	1	.21
Certificates of deposit ($100,000 or more)(g)	12,771	114	3.55	13,555		124	3.69	9,506	97	4.05
Other time deposits	14,749	133	3.57	14,908		139	3.74	13,118	129	3.92
Deposits in foreign office	665	1	.31	579		—	.26	2,762	12	1.77

Total interest-bearing deposits	54,428	277	2.03	54,906		296	2.15	53,826	347	2.57
Federal funds purchased and securities sold under repurchase agreements	1,642	2	.30	1,627		1	.31	2,546	10	1.58
Bank notes and other short-term borrowings	1,034	3	1.14	1,821		4	.79	4,843	34	2.72
Long-term debt(g)	9,183	66	3.07	10,132		75	3.23	11,159	98	3.76

Total interest-bearing liabilities	66,287	348	2.10	68,486		376	2.22	72,374	489	2.72

Noninterest-bearing deposits	13,604			12,457				10,619
Accrued expense and other liabilities	2,055			5,140				7,124
Discontinued liabilities — education lending business(e)	4,091			4,370				4,129

Total liabilities	86,037			90,453				94,246

Equity
Key shareholders’ equity	10,961			10,201				8,734
Noncontrolling interests	223			204				176

Total equity	11,184			10,405				8,910

Total liabilities and equity	$97,221			$100,858				$103,156

Interest rate spread (TE)			2.30%				2.23%			2.70%

Net interest income (TE) and net interest margin (TE)		599	2.80%			575	2.70%		684	3.17%

TE adjustment (b)		7				6			6

Net interest income, GAAP basis		$592				$569			$678

Average balances have not been adjusted prior to the third quarter of 2009 to reflect Key’s January 1, 2008, adoption of the applicable accounting guidance related to the offsetting of certain derivative contracts on the consolidated balance sheet.

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (e) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(e)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

(f)	Yield is calculated on the basis of amortized cost.

(g)	Rate calculation excludes basis adjustments related to fair value hedges.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
(dollars in millions)

	Nine months ended September 30, 2009				Nine months ended September 30, 2008
	Average				Average
	Balance		Interest (a)	Yield/Rate (a)	Balance	Interest (a)	Yield/Rate (a)

Assets
Loans: (b),(c)
Commercial, financial and agricultural	$24,315		$806	4.43%	$25,939	$1,100	5.66%
Real estate — commercial mortgage	11,464	(d)	425	4.95	10,532	489	6.20
Real estate — construction	6,530	(d)	232	4.75	8,251	361	5.84
Commercial lease financing	8,429		272	4.30	9,795	(503)	(6.85	)(e)

Total commercial loans	50,738		1,735	4.57	54,517	1,447	3.55
Real estate — residential mortgage	1,758		78	5.94	1,911	88	6.15
Home equity:
Community Banking	10,249		336	4.39	9,782	435	5.93
National Banking	977		55	7.50	1,199	69	7.69

Total home equity loans	11,226		391	4.66	10,981	504	6.13
Consumer other — Community Banking	1,207		95	10.48	1,280	100	10.43
Consumer other — National Banking:
Marine	3,174		149	6.24	3,626	171	6.30
Other	256		15	7.96	324	20	8.25

Total consumer other — National Banking	3,430		164	6.37	3,950	191	6.46

Total consumer loans	17,621		728	5.52	18,122	883	6.50

Total loans	68,359		2,463	4.81	72,639	2,330	4.28
Loans held for sale	662		23	4.69	1,480	62	5.51
Securities available for sale (b),(g)	9,561		311	4.40	8,143	304	5.04
Held-to-maturity securities (b)	25		2	9.74	27	2	12.06
Trading account assets	1,212		35	3.87	1,233	39	4.22
Short-term investments	4,306		9	.30	910	23	3.44
Other investments (g)	1,482		38	3.08	1,565	38	3.00

Total earning assets	85,607		2,881	4.49	85,997	2,798	4.34
Allowance for loan losses	(2,191)				(1,284)
Accrued income and other assets	12,875				14,410
Discontinued assets — education lending business	4,316				4,144

Total assets	$100,607				$103,267

Liabilities
NOW and money market deposit accounts	$24,155		99	.55	$26,936	349	1.73
Savings deposits	1,783		1	.08	1,821	5	.37
Certificates of deposit ($100,000 or more) (h)	12,928		359	3.72	8,752	280	4.27
Other time deposits	14,798		412	3.72	12,877	410	4.26
Deposits in foreign office	832		2	.26	4,240	78	2.45

Total interest-bearing deposits	54,496		873	2.14	54,626	1,122	2.74
Federal funds purchased and securities sold under repurchase agreements	1,605		4	.31	3,223	53	2.20
Bank notes and other short-term borrowings	2,408		13	.71	4,849	100	2.74
Long-term debt (h)	9,911		222	3.23	10,362	285	3.97

Total interest-bearing liabilities	68,420		1,112	2.20	73,060	1,560	2.88

Noninterest-bearing deposits	12,394				10,551
Accrued expense and other liabilities	4,759				6,728
Discontinued liabilities — education lending business (f)	4,316				4,144

Total liabilities	89,889				94,483

Equity
Key shareholders’ equity	10,507				8,599
Noncontrolling interests	211				185

Total equity	10,718				8,784

Total liabilities and equity	$100,607				$103,267

Interest rate spread (TE)				2.29%			1.46%

Net interest income (TE) and net interest margin (TE)			1,769	2.77%		1,238 (e)	1.92	%(e)

TE adjustment (b)			19			(461)

Net interest income, GAAP basis			$1,750			$1,699

Average balances have not been adjusted prior to the third quarter of 2009 to reflect Key’s January 1, 2008, adoption of the applicable accounting guidance related to the offsetting of certain derivative contracts on the consolidated balance sheet.

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (f) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(e)	During the second quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $838 million following an adverse federal court decision on Key’s tax treatment of a leveraged sale-leaseback transaction. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced Key’s first quarter 2008 taxable-equivalent net interest income by $34 million. Excluding these reductions, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.02% for the first nine months of 2008, and Key’s taxable-equivalent net interest margin would have been 3.22%.

(f)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

(g)	Yield is calculated on the basis of amortized cost.

(h)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Noninterest Income
(in millions)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Trust and investment services income (a)	$113	$119	$125	$342	$378
Service charges on deposit accounts	83	83	94	248	275
Operating lease income	55	59	69	175	206
Letter of credit and loan fees	46	44	53	128	141
Corporate-owned life insurance income	26	25	28	78	84
Electronic banking fees	27	27	27	78	78
Insurance income	18	16	15	52	50
Investment banking and capital markets income (loss) (a)	(26)	14	(26)	5	63
Net securities gains	1	125	1	112	3
Net losses from principal investing	(6)	(6)	(14)	(84)	(17)
Net gains (losses) from loan securitizations and sales	—	(3)	(29)	4	(86)
Gain (loss) related to exchange of common shares for capital securities	(17)	95	—	78	—
Gain from sale/redemption of Visa Inc. shares	—	—	—	105	165
Other income:
Gain from sale of Key’s claim associated with the Lehman Brothers’ bankruptcy	—	32	—	32	—
Gains on leased equipment	22	36	6	84	21
Credit card fees	6	3	6	12	13
Miscellaneous income	34	37	35	117	90

Total other income	62	108	47	245	124

Total noninterest income	$382	$706	$390	$1,566	$1,464

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Brokerage commissions and fee income	$37	$45	$37	$120	$111
Personal asset management and custody fees	35	36	38	104	119
Institutional asset management and custody fees	41	38	50	118	148

Total trust and investment services income	$113	$119	$125	$342	$378

Investment Banking and Capital Markets Income (Loss)
(in millions)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Investment banking income	$22	$21	$20	$54	$78
Loss from other investments	(23)	(6)	(7)	(37)	(12)
Dealer trading and derivatives loss	(36)	(14)	(52)	(49)	(44)
Foreign exchange income	11	13	13	37	41

Total investment banking and capital markets income (loss)	$(26)	$14	$(26)	$5	$63

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Noninterest Expense
(dollars in millions)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Personnel (a)	$380	$375	$374	$1,114	$1,176
Net occupancy	63	63	65	192	193
Operating lease expense	46	49	56	145	169
Computer processing	48	48	46	143	136
Professional fees	41	46	34	121	88
FDIC assessment	40	70	3	140	7
Equipment	24	25	23	71	70
Marketing	19	17	27	50	62
Intangible assets impairment	45	—	4	241	4
Other expense:
OREO expense, net	51	15	5	72	10
Postage and delivery	9	8	11	25	34
Franchise and business taxes	8	9	7	26	23
Telecommunications	7	6	7	20	22
Provision for losses on LIHTC guaranteed funds	1	16	4	17	10
Provision (credit) for losses on lending-related commitments	29	11	8	40	(21)
Miscellaneous expense	90	97	66	266	229

Total other expense	195	162	108	466	307

Total noninterest expense	$901	$855	$740	$2,683	$2,212

Average full-time equivalent employees (b)	16,436	16,937	18,098	16,943	18,229

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Salaries	$228	$225	$244	$676	$711
Incentive compensation	58	52	53	146	203
Employee benefits	76	69	57	228	197
Stock-based compensation	12	15	8	36	39
Severance	6	14	12	28	26

Total personnel expense	$380	$375	$374	$1,114	$1,176

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Loan Composition
(dollars in millions)

					Percent change 9-30-09 vs.
	9-30-09	6-30-09		9-30-08	6-30-09	9-30-08

Commercial, financial and agricultural	$20,600	$23,542		$27,207	(12.5)%	(24.3)%
Commercial real estate:
Commercial mortgage	11,169	11,761	(a)	10,569	(5.0)	5.7
Construction	5,473	6,119	(a)	7,708	(10.6)	(29.0)

Total commercial real estate loans	16,642	17,880		18,277	(6.9)	(8.9)
Commercial lease financing	7,787	8,263		9,437	(5.8)	(17.5)

Total commercial loans	45,029	49,685		54,921	(9.4)	(18.0)
Real estate — residential mortgage	1,763	1,753		1,898	.6	(7.1)
Home equity:
Community Banking	10,158	10,256		9,970	(1.0)	1.9
National Banking	880	934		1,101	(5.8)	(20.1)

Total home equity loans	11,038	11,190		11,071	(1.4)	(.3)
Consumer other — Community Banking	1,189	1,199		1,274	(.8)	(6.7)
Consumer other — National Banking:
Marine	2,943	3,095		3,529	(4.9)	(16.6)
Other	231	245		301	(5.7)	(23.3)

Total consumer other — National Banking	3,174	3,340		3,830	(5.0)	(17.1)

Total consumer loans	17,164	17,482		18,073	(1.8)	(5.0)

Total loans (b)	$62,193	$67,167		$72,994	(7.4)%	(14.8)%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 9-30-09 vs.
	9-30-09	6-30-09	9-30-08	6-30-09	9-30-08

Commercial, financial and agricultural	$128	$51	$159	151.0%	(19.5)%
Real estate — commercial mortgage	302	288	718	4.9	(57.9)
Real estate — construction	133	146	262	(8.9)	(49.2)
Commercial lease financing	29	30	52	(3.3)	(44.2)
Real estate — residential mortgage	110	245	57	(55.1)	93.0
Automobile	1	1	4	—	(75.0)

Total loans held for sale(c)	$703	$761	$1,252	(7.6)%	(43.8)%

(a)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(b)	Excluded at September 30, 2009, June 30, 2009, and September 30, 2008, are loans in the amount of $3,571 million, $3,636 million and $3,711 million, respectively, related to the discontinued operations of the education lending business.

(c)	Excluded at September 30, 2009, June 30, 2009, and September 30, 2008, are loans held for sale in the amount of $341 million, $148 million, and $223 million, respectively, related to the discontinued operations of the education lending business.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Summary of Loan Loss Experience from Continuing Operations
(dollars in millions)

	Three months ended			Nine months ended
	9-30-09	6-30-09	9-30-08	9-30-09	9-30-08

Average loans outstanding	$64,830	$68,710	$72,536	$68,359	$72,639

Allowance for loan losses at beginning of period	$2,339	$2,016	$1,288	$1,629	$1,195
Loans charged off:
Commercial, financial and agricultural	180	182	75	606	200

Real estate — commercial mortgage	81	87	21	190	40
Real estate — construction	217	135	80	456	445

Total commercial real estate loans	298	222	101	646	485
Commercial lease financing	32	29	24	83	57

Total commercial loans	510	433	200	1,335	742
Real estate — residential mortgage	4	4	2	11	8
Home equity:
Community Banking	26	25	10	69	28
National Banking	20	19	12	54	30

Total home equity loans	46	44	22	123	58
Consumer other — Community Banking	19	17	11	50	31
Consumer other — National Banking:
Marine	35	39	20	113	55
Other	5	3	4	14	10

Total consumer other — National Banking	40	42	24	127	65

Total consumer loans	109	107	59	311	162

Total loans charged off	619	540	259	1,646	904

Recoveries:
Commercial, financial and agricultural	12	14	13	38	41

Real estate — commercial mortgage	—	—	1	1	1
Real estate — construction	1	2	1	3	2

Total commercial real estate loans	1	2	2	4	3
Commercial lease financing	5	7	5	16	15

Total commercial loans	18	23	20	58	59
Real estate — residential mortgage	—	—	—	—	1
Home equity:
Community Banking	1	1	1	3	2
National Banking	—	1	—	1	1

Total home equity loans	1	2	1	4	3
Consumer other — Community Banking	2	2	1	5	4
Consumer other — National Banking:
Marine	10	10	4	27	13
Other	1	1	—	3	2

Total consumer other — National Banking	11	11	4	30	15

Total consumer loans	14	15	6	39	23

Total recoveries	32	38	26	97	82

Net loan charge-offs	(587)	(502)	(233)	(1,549)	(822)
Provision for loan losses	733	823	336	2,403	986
Allowance related to loans acquired, net	—	—	—	—	32
Foreign currency translation adjustment	—	2	(1)	2	(1)

Allowance for loan losses at end of period	$2,485	$2,339	$1,390	$2,485	$1,390

Liability for credit losses on lending-related commitments at beginning of period	$65	$54	$51	$54	$80
Provision (credit) for losses on lending-related commitments	29	11	8	40	(21)

Liability for credit losses on lending-related commitments at end of period (a)	$94	$65	$59	$94	$59

Total allowance for credit losses at end of period	$2,579	$2,404	$1,449	$2,579	$1,449

Net loan charge-offs to average loans	3.59%	2.93%	1.28%	3.03%	1.51%
Allowance for loan losses to period-end loans	4.00	3.48	1.90	4.00	1.90
Allowance for credit losses to period-end loans	4.15	3.58	1.99	4.15	1.99
Allowance for loan losses to nonperforming loans	108.52	107.05	144.19	108.52	144.19
Allowance for credit losses to nonperforming loans	112.62	110.02	150.31	112.62	150.31

Discontinued operations — education lending business:
Loans charged off	$39	$38	$41	$110	$98
Recoveries	1	1	1	3	2

Net loan charge-offs	$(38)	$(37)	$(40)	$(107)	$(96)

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
(dollars in millions)

	9-30-09	6-30-09	3-31-09	12-31-08	9-30-08

Commercial, financial and agricultural	$679	$700	$595	$415	$309

Real estate — commercial mortgage	566	454	310	128	119
Real estate — construction	702	716	546	436	334

Total commercial real estate loans	1,268	1,170	856	564	453
Commercial lease financing	131	122	109	81	55

Total commercial loans	2,078	1,992	1,560	1,060	817
Real estate — residential mortgage	68	46	39	39	35
Home equity:
Community Banking	103	101	91	76	70
National Banking	21	20	19	15	16

Total home equity loans	124	121	110	91	86
Consumer other — Community Banking	4	5	3	3	3
Consumer other — National Banking:
Marine	15	19	21	26	22
Other	1	2	2	2	1

Total consumer other — National Banking	16	21	23	28	23

Total consumer loans	212	193	175	161	147

Total nonperforming loans	2,290	2,185	1,735	1,221	964

Nonperforming loans held for sale	304	145	72	90	169

OREO	187	182	147	110	64
Allowance for OREO losses	(40)	(11)	(4)	(3)	(4)

OREO, net of allowance	147	171	143	107	60

Other nonperforming assets	58	47	44	42	43

Total nonperforming assets	$2,799	$2,548	$1,994	$1,460	$1,236

Accruing loans past due 90 days or more	$375	$552	$435	$413	$308
Accruing loans past due 30 through 89 days	1,071	1,081	1,313	1,230	852
Nonperforming loans to period-end portfolio loans	3.68%	3.25%	2.48%	1.68%	1.32%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	4.46	3.77	2.84	2.00	1.69
Summary of Changes in Nonperforming Loans From Continuing Operations
(in millions)

	3Q09	2Q09	1Q09	4Q08	3Q08

Balance at beginning of period	$2,185	$1,735	$1,221	$964	$810
Loans placed on nonaccrual status	1,140	1,218	1,175	734	530
Charge-offs	(619)	(540)	(487)	(336)	(259)
Loans sold	(4)	(12)	(15)	(5)	(1)
Payments	(300)	(148)	(112)	(111)	(83)
Transfers to OREO	(94)	(30)	(34)	(22)	—
Transfer to nonperforming loans held for sale	(5)	(30)	—	—	(30)
Loans returned to accrual status	(13)	(8)	(13)	(3)	(3)

Balance at end of period	$2,290	$2,185	$1,735	$1,221	$964

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 3Q09 vs.
	3Q09	2Q09	1Q09	4Q08	3Q08	2Q09	3Q08

Summary of operations
Total revenue (TE)	$618	$593	$600	$641	$651	4.2%	(5.1)%
Provision for loan losses	143	187	81	102	56	(23.5)	155.4
Noninterest expense	486	492	460	473	438	(1.2)	11.0
Net income (loss) attributable to Key	(7)	(54)	37	41	98	87.0	N/M
Average loans and leases	27,410	28,237	28,940	29,164	28,874	(2.9)	(5.1)
Average deposits	52,954	52,689	51,560	51,051	50,378	.5	5.1
Net loan charge-offs	94	87	54	66	70	8.0	34.3
Net loan charge-offs to average loans	1.36%	1.24%	.76%	.90%	.96%	N/A	N/A
Nonperforming assets at period end	$470	$380	$331	$260	$225	23.7	108.9
Return on average allocated equity	(.83)%	(6.47)%	4.61%	5.08%	12.63%	N/A	N/A
Average full-time equivalent employees	8,419	8,656	8,887	8,797	8,854	(2.7)	(4.9)

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$522	$502	$508	$551	$549	4.0%	(4.9)%
Provision for loan losses	93	165	69	80	39	(43.6)	138.5
Noninterest expense	437	441	408	426	391	(.9)	11.8
Net income (loss) attributable to Key	(5)	(65)	19	28	74	(92.3)	N/M
Average loans and leases	19,347	19,746	20,004	20,022	19,801	(2.0)	(2.3)
Average deposits	48,551	48,717	47,784	47,426	46,655	(.3)	4.1
Net loan charge-offs	78	73	53	52	41	6.8	90.2
Net loan charge-offs to average loans	1.60%	1.48%	1.07%	1.03%	.82%	N/A	N/A
Nonperforming assets at period end	$290	$245	$216	$184	$168	18.4	72.6
Return on average allocated equity	(.85)%	(11.22)%	3.40%	5.02%	13.51%	N/A	N/A
Average full-time equivalent employees	8,120	8,339	8,565	8,474	8,527	(2.6)	(4.8)

Commercial Banking
Total revenue (TE)	$96	$91	$92	$90	$102	5.5%	(5.9)%
Provision for loan losses	50	22	12	22	17	127.3	194.1
Noninterest expense	49	51	52	47	47	(3.9)	4.3
Net income (loss) attributable to Key	(2)	11	18	13	24	N/M	N/M
Average loans and leases	8,063	8,491	8,936	9,142	9,073	(5.0)	(11.1)
Average deposits	4,403	3,972	3,776	3,625	3,723	10.9	18.3
Net loan charge-offs	16	14	1	14	29	14.3	(44.8)
Net loan charge-offs to average loans	.79%	.66%	.05%	.61%	1.27%	N/A	N/A
Nonperforming assets at period end	$180	$135	$115	$76	$57	33.3	215.8
Return on average allocated equity	(.77)%	4.32%	7.40%	5.23%	10.53%	N/A	N/A
Average full-time equivalent employees	299	317	322	323	327	(5.7)	(8.6)

KeyCorp Reports Third Quarter 2009 Results
October 21, 2009

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 3Q09 vs.
	3Q09	2Q09	1Q09	4Q08	3Q08	2Q09	3Q08

Summary of operations
Total revenue (TE)	$461	$514	$501	$505	$460	(10.3)%	.2%
Provision for loan losses	593	636	761	446	279	(6.8)	112.5
Noninterest expense	434	344	494	789	322	26.2	34.8
Loss from continuing operations attributable to Key	(352)	(290)	(544)	(631)	(90)	(21.4)	(291.1)
Net loss attributable to Key	(368)	(286)	(573)	(661)	(129)	(28.7)	(185.3)
Average loans and leases (a)	37,229	40,271	42,476	43,793	43,419	(7.6)	(14.3)
Average loans held for sale (a)	469	466	567	1,088	1,495	.6	(68.6)
Average deposits	13,435	13,141	12,081	12,176	12,304	2.2	9.2
Net loan charge-offs (a)	493	415	406	243	163	18.8	202.5
Net loan charge-offs to average loans (a)	5.25%	4.13%	3.88%	2.21%	1.49%	N/A	N/A
Nonperforming assets at period end (a)	$2,308	$2,146	$1,643	$1,185	$1,001	7.5	130.6
Return on average allocated equity (a)	(26.07)%	(21.10)%	(40.09)%	(47.23)%	(6.91)%	N/A	N/A
Return on average allocated equity	(27.27)	(20.85)	(42.34)	(49.48)	(9.91)	N/A	N/A
Average full-time equivalent employees (b)	2,780	2,895	3,013	3,287	3,524	(4.0)	(21.1)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$140	$183	$174	$165	$98	(23.5)%	42.9%
Provision for loan losses	372	462	470	153	99	(19.5)	275.8
Noninterest expense	135	106	137	96	91	27.4	48.4
Net loss attributable to Key	(228)	(240)	(292)	(53)	(57)	5.0	(300.0)
Average loans and leases	14,902	15,873	16,567	16,604	16,447	(6.1)	(9.4)
Average loans held for sale	248	231	269	511	792	7.4	(68.7)
Average deposits	10,624	10,582	9,987	10,390	10,446	.4	1.7
Net loan charge-offs	309	274	218	81	100	12.8	209.0
Net loan charge-offs to average loans	8.23%	6.92%	5.34%	1.94%	2.42%	N/A	N/A
Nonperforming assets at period end	$1,522	$1,460	$1,072	$763	$714	4.2	113.2
Return on average allocated equity	(34.97)%	(35.79)%	(47.37)%	(9.85)%	(11.00)%	N/A	N/A
Average full-time equivalent employees	967	982	1,024	1,107	1,209	(1.5)	(20.0)

Equipment Finance
Total revenue (TE)	$86	$101	$101	$86	$111	(14.9)%	(22.5)%
Provision for loan losses	99	72	77	33	64	37.5	54.7
Noninterest expense	126	88	88	346	89	43.2	41.6
Net loss attributable to Key	(87)	(37)	(40)	(278)	(26)	(135.1)	(234.6)
Average loans and leases	8,462	8,769	9,091	9,548	10,013	(3.5)	(15.5)
Average loans held for sale	73	40	28	29	49	82.5	49.0
Average deposits	15	17	17	15	20	(11.8)	(25.0)
Net loan charge-offs	51	46	44	51	32	10.9	59.4
Net loan charge-offs to average loans	2.39%	2.10%	1.96%	2.12%	1.27%	N/A	N/A
Nonperforming assets at period end	$309	$270	$215	$158	$115	14.4	168.7
Return on average allocated equity	(54.53)%	(23.82)%	(22.85)%	(125.25)%	(11.56)%	N/A	N/A
Average full-time equivalent employees	731	766	781	858	897	(4.6)	(18.5)

Institutional and Capital Markets
Total revenue (TE)	$186	$185	$171	$195	$177	.5%	5.1%
Provision for loan losses	29	38	31	52	17	(23.7)	70.6
Noninterest expense	138	121	182	322	101	14.0	36.6
Income (loss) from continuing operations attributable to Key	12	17	(56)	(192)	36	(29.4)	(66.7)
Net income (loss) attributable to Key	14	27	(78)	(191)	38	(48.1)	(63.2)
Average loans and leases	7,383	8,391	8,949	9,341	8,351	(12.0)	(11.6)
Average loans held for sale	147	194	268	545	650	(24.2)	(77.4)
Average deposits	2,450	2,331	1,773	1,442	1,478	5.1	65.8
Net loan charge-offs	49	11	45	38	—	345.5	100.0
Net loan charge-offs to average loans	2.63%	.53%	2.04%	1.62%	—	N/A	N/A
Nonperforming assets at period end	$208	$88	$59	$55	$57	136.4	264.9
Return on average allocated equity (a)	4.32%	6.02%	(18.63)%	(57.95)%	11.15%	N/A	N/A
Return on average allocated equity	5.04	9.57	(25.95)	(57.65)	11.77	N/A	N/A
Average full-time equivalent employees (b)	813	869	913	939	964	(6.4)	(15.7)

Consumer Finance
Total revenue (TE)	$49	$45	$55	$59	$74	8.9%	(33.8)%
Provision for loan losses	93	64	183	208	99	45.3	(6.1)
Noninterest expense	35	29	87	25	41	20.7	(14.6)
Loss from continuing operations attributable to Key	(49)	(30)	(156)	(108)	(43)	63.3	14.0
Net loss attributable to Key	(67)	(36)	(163)	(139)	(84)	(86.1)	20.2
Average loans and leases (a)	6,482	7,238	7,869	8,300	8,608	(10.4)	(24.7)
Average loans held for sale (a)	1	1	2	3	4	—	(75.0)
Average deposits	346	211	304	329	360	64.0	(3.9)
Net loan charge-offs (a)	84	84	99	73	31	—	171.0
Net loan charge-offs to average loans (a)	5.14%	4.65%	5.10%	3.50%	1.43%	N/A	N/A
Nonperforming assets at period end (a)	$269	$328	$297	$209	$115	(18.0)	133.9
Return on average allocated equity (a)	(18.78)%	(11.27)%	(58.91)%	(44.11)%	(18.22)%	N/A	N/A
Return on average allocated equity	(25.68)	(13.52)	(61.55)	(56.77)	(35.59)	N/A	N/A
Average full-time equivalent employees (b)	269	278	295	383	454	(3.2)	(40.7)

(a)	From continuing operations.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful